AMENDMENT NUMBER TWO

to the

POOLING AND SERVICING AGREEMENT

Series 2005-HE6, Dated as of June 1, 2005

among

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor

EMC MORTGAGE CORPORATION, as a Seller and as Master Servicer

and

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

This AMENDMENT NUMBER TWO is made and entered into this 9th day of August 2005, by and among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, the “Seller”) and as master servicer (in such capacity, the “Master Servicer”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as trustee (the “Trustee”), in connection with the Pooling and Servicing Agreement, dated as of June 1, 2005, among the above mentioned parties, as amended by AMENDMENT NUMBER ONE dated as of July 25, 2005, (as amended by Amendment Number One, the “Agreement”). This amendment is made pursuant to Section 11.01 of the Agreement.

1.         Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.         The definition of Special Servicer Trigger in Section 1.01 of the Agreement shall be amended by deleting the definition in its entirety and replacing it with the following:

Special Servicer Trigger: With respect to any Distribution Date, a Special Servicer Trigger shall have occurred and be continuing if at any time, (x) the percent equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans as of the last day of the related Due Period exceeds (y) the percentage set forth in Exhibit N for such Distribution Date.

3.         Except as amended above, the Agreement shall continue to be in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Seller and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES I LLC

as Depositor

By: /s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

EMC MORTGAGE CORPORATION

as Seller and Master Servicer

By: /s/ Sue Stepanek
Name:	Sue Stepanek
Title:	Executive Vice President

LASALLE BANK NATIONAL ASSOCIATION

as Trustee

By: /s/ Christopher Lewis
Name:	Christopher Lewis
Title:	Assistant Vice President